Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-114285 and 333-56051 of HRPT Properties Trust on Form S-3 of our report on the Statement of Revenues and Certain Operating Expenses of Hallwood Realty Partners, L.P. dated June 21, 2004, appearing in the Current Report on Form 8-K of HRPT Properties Trust dated April 16, 2004 (filed June 24, 2004) and to the reference to us under the heading “Experts” in the combined Prospectus, which is part of the Registration Statements.

/s/ Deloitte and Touche LLP

Dallas, Texas
July 15, 2004